Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into on this 11th date of May, 2015 by and between Harsco Corporation (hereinafter referred to as the "Company") and Verona Dorch ("Employee").

WHEREAS, Employee has been employed by the Company as the Chief Legal Officer, Chief Compliance Officer and Corporate Secretary;

WHEREAS, Employee and the Company wish to end their employment relationship on mutually agreeable terms, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.    Separation of Employment.

Employee’s employment with the Company terminated on March 10, 2015 (the “Separation Date”), after which she will not report to work or accept any assignment or task on behalf of the Company other than to perform the obligations as expressly set forth herein. The Company shall pay Employee the regular base pay to which Employee is entitled through the Separation Date pursuant to regular payroll practices. In addition, the Company paid Employee for any unused vacation time that Employee accrued through the Separation Date, which gross amount equaled $4,872.41 and has been paid to Employee. The Company also paid Employee the applicable short-term incentive earned pursuant to the terms of the Company’s 2014 Annual Incentive Plan which amount equaled $176,329.  These payments were subject to all applicable taxes and withholdings.

2.    Severance Payments to Employee. The Company will pay Employee severance in the total gross amount of Three Hundred Eighty Thousand Dollars ($380,000) (the "Severance Payment"). The Severance Payment will be paid in two equal installments with the first installment payment ($190,000) being paid within fifteen (15) business days following the Effective Date of this Agreement (as defined below) and no later than the pay period following the 60th day after the Employee’s Separation Date provided that Employee has signed this release of claims, not revoked such release, and is in compliance with the other terms of this Agreement. The second installment payment ($190,000) shall be paid four (4) months after the first installment payment. These payments are subject to all applicable taxes and withholdings. Employee agrees that the Company shall deduct from the first installment payment the amount of $9,332.86 which amount represents personal expenses that Employee owes to the Company. With the exception of any taxes that the Company withholds from the amount described in this paragraph, Employee remains responsible and liable for any and all taxes on the amount paid to her (and/or her estate if applicable).

3.    Other Payments and Employee Benefits.

(a)     Group health, vision, and dental insurance, group term life insurance, and accidental death and dismemberment insurance, short and long-term disability coverage, flexible spending account, and 401(k) and/or pension plan participation shall cease as of the Separation Date, in accordance with the provisions of such plans.

Exhibit 10.1

(b)    The Company shall pay Employee the gross amount of $150,000, less applicable tax deductions and withholdings, representing payment for a 2015 annual incentive payment, payable within sixty (60) calendar days of the Effective Date of this Agreement. The Company shall also pay Employee the gross amount of $242,056.62, less applicable tax deductions and withholdings, representing payment for unvested long term incentive payments, payable within sixty (60) calendar days of the Effective Date of this Agreement.

(c)    After the Separation Date, Employee will become eligible to elect continuation of health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA"), with information regarding continuation rights provided in separate correspondence. If Employee elects to enter into this Agreement and makes a timely election of COBRA, then the Company agrees to pay the Employee’s health insurance premium for the Employee, her spouse and covered dependents for the first twelve (12) months of such coverage and/or reimburse Employee for any direct payment of premiums, within fifteen (15) calendar days of submission of reasonable proof of payment. The Company's obligation, pursuant to this section, to pay COBRA premiums on behalf of Employee shall cease at such time that Employee secures comparable health insurance coverage from another source, including coverage from the employer of Employee's spouse. Employee agrees to promptly notify the Company upon obtaining other health insurance coverage. In the event of Employee’s death prior to the expiration of the twelve (12) month period following the Employee’s Separation Date, the Company agrees to continue to pay the COBRA health insurance premiums for the Employee’s spouse and covered dependents through the end of the twelve (12) month period following Employee’s Separation Date.

(d)    Nothing in this Agreement shall affect any rights that Employee may have under the Company's retirement plan. Employee may make appropriate election for distribution or payment of benefits, if any, from these plans according to their respective provisions. The Company agrees to pay employee the vested amount of the Lost Company Match in Employee’s NQ RSIP Account in a cash lump sum within fifteen (15) calendar days after the first business day of the seventh calendar month following the calendar month in which Employee separated from service (i.e., on or before October 15, 2015).

(e)    Employee may elect to convert any group life insurance coverage to an individual program within thirty (30) days of the Separation Date at the rates provided by the carrier, with conversion information provided in separate correspondence; provided that, notwithstanding anything to the contrary herein, in the event of such election, the Employee shall be solely responsible for all premiums and costs associated with such coverage.

(f)    The Company will provide Employee the opportunity to participate in outplacement assistance through a vendor selected by the Company, up to a maximum cost of $7,500.00. Employee must commence utilizing this outplacement service by June 30, 2015.

(g)    The Severance Payments and the payments set forth in Paragraph Nos. 3(b), 3(c), and 3(f) above shall be referred to collectively as the “Consideration Payments” in this Agreement.

(h)    The Company agrees to lift any restrictions on the sale of Employee’s stock held in her E-Trade and Computershare accounts and agrees that Employee may sell such stock, if otherwise permissible under applicable law, within fifteen (15) calendar days of the Effective Date of this Agreement. Employee warrants that she is not in possession of material, non-public information regarding the Company.

(i)    The Company will not take any action to contest employee's receipt of unemployment compensation benefits in connection with the termination of Employee's employment; provided, however, that it is mutually understood that the Company shall respond truthfully to any inquiries from the state

Exhibit 10.1

unemployment compensation authorities (i.e., the Company will indicate that Employee was involuntarily terminated for business reasons and not for willful misconduct) and unemployment compensation eligibility decisions are made by the state unemployment compensation authorities.

(j)    No Other Payment. Employee acknowledges that the Company has no prior legal obligation to provide the Consideration Payments or any part thereof, and that such payments represent consideration to Employee for the terms of this Agreement. Other than as expressly provided for herein, Employee shall receive no compensation or benefit from the Company after the Effective Date of this Agreement. In other words, Employee is not and shall not be entitled to any payment or other benefits other than those described in this Agreement. Employee also affirms that she has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled. Except as set forth in this Agreement, Employee agrees that she is not entitled to any additional payment or benefits from the Company, including, but not limited to expense reimbursements, bonuses, commissions, attorneys’ fees, or any other compensation.

(k)    The Company’s obligation to pay the Consideration Payments set forth herein is subject to Employee’s performance of her obligations as set forth herein.

4.    General Release and Waiver of Claims.

(a)    Employee Release. Employee, for Employee and for Employee's executors, administrators, attorneys, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against the Company and its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as "Released Entities"), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Employee's execution of this Agreement, including without limitation any claims arising or in any way resulting from or relating to Employee's employment with the Company or the termination therefrom. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers' compensation benefits. By signing this Agreement, Employee is not giving up: (i) any rights or claims that arise after Employee signs this Agreement; (ii) any claim to challenge the release under the ADEA; (iii) any rights to vested retirement benefits; and (iv) any rights that cannot be waived by operation of law.

Without limitation of the foregoing, Employee specifically waives any claims against all Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, the Pennsylvania Human Relations Act, the Pennsylvania Minimum Wage Act, the Pennsylvania Wage Payment and Collection Law, all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory.

Should Employee institute any claim released by this paragraph, or should any other person institute such a claim on her behalf, Employee will reimburse the Company or applicable party, as applicable, for any legal fees and expenses incurred in defending such a claim. The intent of this paragraph is to capture any

Exhibit 10.1

and all claims that Employee has or may have against the Released Parties arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. Employee warrants and represents that Employee has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to Employee's employment with the Company, nor has Employee filed any claim, charge, or complaint whatsoever against any of the Released Entities identified above. While, this release does not prohibit Employee from disclosing the terms of this Agreement and/or filing a charge with the EEOC, NLRB or any other governmental entity related to the Employee’s employment or separation of employment, Employee understands and acknowledges that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on Employee's behalf, whether monetary or otherwise, with respect to any of the claims that Employee has released against any and all of the Released Entities.

(b)    No Existing Claims. Employee acknowledges and agrees that, to her knowledge, she has not been subjected or exposed to unlawful treatment, harassment or discrimination, or been denied any statutory or other legal rights, by the Company during or in connection with her employment with the Company. Employee further warrants that, in connection with her employment with the Company, she has not engaged in any criminal conduct or other conduct in violation of the applicable Rules of Professional Conduct.

(c)    Employee warrants and represents that Employee has not commenced or been party to any action or proceeding in any court or agency against any of the Released Entities with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement.

(d)    Company Release. The Company, on behalf of itself and its parents, subsidiaries, divisions, related or affiliated entities successors and assigns, for and in consideration of promises made herein, does hereby irrevocably and KNOWINGLY, VOLUNTARILY and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against Employee, of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of the Company’s execution of this Agreement, including without limitation any claims arising or in any way resulting from or relating to Employee's employment with the Company or the termination therefrom. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind. By signing this Agreement, the Company is not giving up: (i) any rights or claims that arise after the Company signs this Agreement; (ii) any claim to challenge the release under applicable law; (iii) any rights that cannot be waived by operation of law, and (iv) any claims related to criminal conduct by Employee.

Should the Company institute any claim released by this paragraph, the Company will reimburse Employee for any legal fees and expenses incurred in defending such a claim. The intent of this paragraph is to capture any and all claims that the Company has or may have against Employee arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. The Company warrants and represents that it has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to Employee's employment with the Company. While this release does not prohibit the Company from disclosing the terms of this Agreement and/or filing a charge with the EEOC, NLRB or any other governmental entity related to the Employee’s employment or separation of employment, the Company understands and acknowledges that the General Release and Waiver of Claims set forth above will completely bar any recovery or relief obtained on the Company’s behalf, whether monetary or otherwise, with respect to any of the claims that the Company has released against Employee.

Exhibit 10.1

(e)    The Company warrants and represents that it has not commenced or been party to any action or proceeding in any court or agency against Employee with respect to any act, omission, transaction or occurrence up to and including the Effective Date of this Agreement.

5.    Inventions and Developments. Employee agrees that all ideas, inventions, trade secrets, know how, documents, and data ("Developments") developed either during, in connection with, or pursuant to Employee's employment with the Company, shall become and/or remain the exclusive property of the Company. Employee agrees to provide all reasonable assistance to the Company in perfecting and maintaining the Company's rights to the Developments. The Company shall have the right to use the Developments for any purpose without any additional compensation to Employee. In addition to the foregoing obligations, Employee understands and agrees that Employee also has obligations relating to the Intellectual Property of the Company as set forth in the Confidentiality Agreement dated July 18, 2006 (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit “A,” and that these obligations survive termination of her employment.

6.    Non-Compete Obligations.    Employee reaffirms that she will comply with all of her post-employment non-compete obligations as set forth in the Non-Competition Agreement dated July 27, 2012 (the “Non-Competition Agreement”), a copy of which is attached hereto as Exhibit “B”.

7.    Non-Disclosure of Information. During the course of Employee’s employment, the Company provided Employee with trade secrets and/or confidential information. Confidential information shall mean knowledge and information acquired by Employee concerning the Company’s business plans, client/customer prospects, client/customer lists, client/customer contacts, client/customer data, proposals to clients/customers and potential clients/customers, marketing plans, supplier and vendor lists and cost information, software and computer programs, data processing systems and information contained therein, inventions, product and other designs, technologies, price lists, profit margins, financial statements, financial data, acquisition and divestiture plans, legal matters, and any other trade secrets or confidential or proprietary information, documents, reports, plans or data, of or about the Company which is not already available to the public. Employee shall keep and maintain trade secret and confidential information of the Company confidential and shall not, at any time, either directly or indirectly, use any trade secret or confidential information for Employee’s benefit or for the benefit of any person or entity, and shall not divulge, disclose, reveal, or otherwise communicate any such trade secret or confidential information to any person or entity in any manner whatsoever, except as required by law. In addition to the foregoing obligations, Employee understands and agrees that Employee also has confidentiality, nonuse, nondisclosure, non-solicitation and other obligations to the Company as set forth in the Confidentiality Agreement and that these obligations survive termination of her employment. Furthermore, Employee acknowledges that she has certain confidentiality obligations to the Company as set forth in applicable rules of professional conduct and that she will also comply with such ethical obligations.

8.    Confidentiality and Communications.

(a)    Employee Confidentiality Obligation. Employee agrees to keep the terms of this Agreement completely confidential, subject to the terms of Paragraph 4 above. Employee may disclose any information concerning the Agreement to Employee’s attorneys, spouse, tax accountants, financial advisors, or as required by law, provided that, if Employee makes a disclosure to any such person and such person makes a disclosure that, if made by Employee, would breach this paragraph, such disclosure will be considered to be a breach of this paragraph.

Exhibit 10.1

(b)    Company Confidentiality Obligation. The Company agrees to keep the terms of this Agreement completely confidential, subject to the terms of Paragraph 4 above. The Company may disclose any information concerning the Agreement to its Board of Directors, attorneys, accountants, financial advisors, auditors, other employees within the Company with a need to know the terms in order to implement such terms, any legally mandated disclosures (i.e., SEC, NYSE, etc.), or as required by law, provided that, if a member of the Board of Directors or an employee or representative of the Company makes a disclosure to another employee of the Company that would breach this paragraph, such disclosure will be considered to be a breach of this paragraph.

(c)    Employee Non-Disparagement. Employee agrees to refrain from any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to the Company, its products and services, and its employees or customers.

(d)    Company Non-Disparagement. The Company shall instruct and cause its current Executive Leadership Team, the current Board of Directors, and the Human Resources management level employees authorized to provide information about Employee to prospective employers to refrain from any publication, oral or written, of a defamatory, disparaging, or otherwise derogatory nature pertaining to Employee.

(e)    Reference. The Company agrees to issue a letter of reference in the form attached hereto as Exhibit “C.” Employee shall refer all requests for references by prospective employers to David Everitt, current Board Chair of the Company. Mr. Everitt shall provide an oral reference substantially similar to the content of the letter of reference attached as Exhibit “C.” In the event a human resources representative is contacted by a prospective employer of Employee, such person shall confirm dates of employment and last position held by Employee.

9.    Return of Property. Prior to receiving any Severance Payment noted in this agreement, Employee must immediately return all Company property including, but not limited to any equipment, keys, badges, cell phone, computers or electronic devices, files (electronic, paper or other media), records, or information relating to the Company including, but not limited to, fulfilling Employee’s obligation to return Company documents and other information as more fully required in Paragraph 2 of the Confidentiality Agreement. The Company has returned all personal property of Employee which it has identified as of the execution of this Agreement, all of which has been identified in the inventory list attached hereto as Exhibit “D.”

10.    Non-Solicitation. In consideration of the Consideration Payments, Employee agrees that for a period of one year after the Separation Date (“Restricted Period”), Employee will not participate in recruiting or hiring any individual who is employed by the Company; and Employee will not engage in any discussions or communications with any such employee regarding potential employment or business opportunities; and Employee will not communicate to any other business, person, or entity about the suitability for employment of any individual who is employed by the Company. The foregoing non-solicitation obligations are in addition to the non-solicitation obligations set forth in the Confidentiality Agreement.

11.    Cooperation. For a reasonable period of four (4) months following the Separation Date, Employee will provide reasonable assistance and information necessary to the transition of Employee's job responsibilities. This duty to cooperate includes assistance and cooperation with the Company in locating information or data, providing other known information, assisting in legal matters relating to the Company about which Employee may have information, and transitioning business and legal relationships. Employee agrees to be reasonably available by phone and/or in person at the Company's request for such purposes. This duty to cooperate also includes assistance and cooperation with the Company and/or other persons

Exhibit 10.1

engaged by the Company in the investigation, prosecution, and/or defense of any threatened or asserted litigation or investigations initiated by, or involving the Company or any person or entity affiliated with it. This agreement to cooperate also includes, but is not limited to, preparing for and truthfully testifying in connection with any such investigation or proceeding. Employee understands that Employee was employed as a representative of the Company, and Employee will not assist any person or entity in any matter adverse to the Company without first providing written notice to the Company’s General Counsel unless otherwise prohibited by law.

12.    Equity Awards. All of Employee’s equity compensation awards granted to her by the Company that remain outstanding and unvested as of the Separation Date shall be terminated effective as of the Separation Date and be forfeited without consideration other than as specified in this Agreement including, but not limited to the, unvested stock appreciation rights, unvested restricted stock units and unvested performance share units.

13.    No Representations or Admissions. Neither the Company nor Employee admit any wrongdoing or liability of any sort and have made no representation as to any wrongdoing or liability of any sort, and this Agreement is executed to bring an amicable conclusion to the employment relationship.

14.    Entire Agreement. Employee agrees and acknowledges that no representation of fact or opinion has been made to induce Employee to enter into this Agreement or the General Release and Waiver of Claims contained herein, other than the terms of this Agreement itself. This Agreement constitutes the entire and exclusive agreement between the parties hereto with respect to the terms associated with Employee's termination of employment and with respect to the rights and obligations of the parties going forward. This Agreement shall supersede all previous or contemporaneous negotiations, agreements, commitments, statements, and writings between the parties other than the Non-Competition and Confidentiality Agreements. Notwithstanding the foregoing, the obligations in Paragraphs 5-10 above of this Agreement shall be in addition to any other contractual or legal obligations of Employee including, but not limited to, such obligations as are set forth in separate agreements between Employee and the Company.

15.    Severability. In the event that any provision of this Agreement shall be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect. If the release of claims language set forth in Paragraph 4 is found by a court of competent jurisdiction to be unenforceable, the parties agree that the court shall enforce the scope of the release to the maximum extent permitted by law to cure the defect, and Employee shall comply with such reformed obligations without entitlement to any additional monies, benefits and/or compensation.

16.    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach shall be brought in the Court of Common Pleas of Cumberland County Pennsylvania or the United States District Court for the Middle District of Pennsylvania, if jurisdiction requirements are otherwise met. The prevailing party in any such action will be entitled to recover its attorneys' fees and costs.

17.    Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns.

18.    Acknowledgment. This Agreement contains a release of Employee’s claims against the Company and Released Entities as well as a release of the Company’s claims against Employee. Employee and the Company have been advised to consult with an attorney as to whether to sign this Agreement and each have consulted with an attorney of their choice. Employee has been given twenty-one (21) calendar

Exhibit 10.1

days (“Consideration Period”) to consider this Agreement before signing it and returning it to Tracey McKenzie, Chief Human Resource Officer, 350 Poplar Church Road, Camp Hill, PA 17011. In the event Employee executes and returns this Agreement prior to the end of the Consideration Period, Employee acknowledges that her decision to do so was voluntary and that she had the opportunity to consider this Agreement for the entire Consideration Period. The parties agree that this Agreement will not become effective until seven (7) calendar days after the execution of this Agreement and that Employee may, within seven (7) calendar days after the execution of this Agreement, revoke this Agreement in its entirety by written notice to the Company sent to Tracey McKenzie at the above address. If written notice is not received by the end of the 7-day period, this Agreement will become effective and enforceable at that time (“Effective Date”).

The parties represent and agree that each has fully read and understands the meaning of this Agreement and is voluntarily entering into this Agreement with the intention of giving up all claims against the other party as stated herein and for matters that arose up to and including the date the parties signed below. The parties acknowledge that they are not in entering into this Agreement relying on any representations by the other party concerning the meaning of any aspect of this Agreement.

Harsco Corporation

By:      /s/ Tracey McKenzie
    Name:    Tracey McKenzie
Title:     Chief Human Resource Officer
Date:     May 11, 2015         Verona Dorch

Signature: /s/ Verona Dorch
Date:     May 11, 2015